EXHIBIT 99.1

Company Contacts:
Robert J. Lollini	Betsy Truax
President & CEO	Investor Relations Consultant
(801) 975-1191	(801) 975-1191, ext. 411
www.iomed.com	info@iomed.com

IOMED Appoints D. Stephen Antion to Board of Directors

Salt Lake City, UT (May 26, 2006) – IOMED, Inc. (AMX:IOX) today announced that its Board of Directors has appointed D. Stephen Antion to serve as a Class II director, with a term expiring in 2008, increasing the Board to six members. Mr. Antion, 44, is currently President of Ridgestone Corporation, a private equity firm that is engaged in the business of investing in middle market companies, which owns 19.8% of IOMED’s outstanding common shares. Ridgestone is IOMED’s largest shareholder.

Mr. Antion joined Ridgestone Corporation, a private equity investment company based in Los Angeles, in April 2000 as its President. Previously, he spent 14 years at O’Melveny & Myers LLP in Los Angeles, where he was a partner in the Corporations Department and co-chair of the firm’s Middle Market Practice Group. Mr. Antion has served as outside general counsel to many public and private companies and specialized in mergers and acquisitions, securities matters, executive compensation, and venture capital.

Mr. Antion received his J.D. from Boalt Hall at the University of California, Berkeley, where he was elected to the Order of the Coif, and his B.A. from UCLA. Mr. Antion has previously served on the board of directors of numerous companies, including Pacer Technology, a manufacturer of consumer adhesives and sealants.

About IOMED

IOMED is a leader in developing, manufacturing and marketing active drug delivery systems used primarily to treat acute local inflammation in the physical and occupational therapy and sports medicine markets. The Company is pursuing opportunities to advance its position as a provider of quality, innovative non-invasive medical products that improve patient healthcare. IOMED seeks to accomplish this by expanding its product line, distributing new products, developing strategic partnerships, and through acquisitions. To find out more about IOMED, Inc. (AMX:IOX), visit our website at www.iomed.com.

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